SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

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          (as permitted by Rule 14a-6(e)(2))
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  [X]   Soliciting Material Pursuant to Section 240.14a-12

                         APPLEBEE'S INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Associate Question & Answers



1.   What was announced today?
     We announced that a committee of independent board members has been formed to evaluate potential ways to increase value to shareholders. These "strategic alternatives" could be any one of several things, including a recapitalization or sale of the company.

2.   Why was this announcement made now?
     For about the past two years the casual-dining restaurant segment has been hit with softer sales and declining traffic. As a result, a number of restaurant companies have announced various new strategic plans to enhance shareholder value, for example: Outback, Brinker, Ruby Tuesday, Rare Hospitality, Cracker Barrel, Sonic, and McDonald's. Likewise, we've decided to consider additional actions (or "strategic alternatives") to increase shareholder value in this difficult operating environment.

3.   What are the "strategic alternatives" being considered?
     There aren't any limits to the type of strategic alternatives a management team or a Board may consider. It could range from additional leverage (adding more debt), to a more aggressive stock buy-back plan, to taking the company private in a leveraged buy-out, to the sale of Applebee's to another company. Our board and the committee have retained some of the top investment bankers to help us determine the best course of action to reward our shareholders, while also ensuring the future growth and success of the company.

4.   What is a "recapitalization" and what would it mean to me?
     A recapitalization, or "leveraged recap" usually involves a company taking on considerably more debt to fund either buying back a large amount of stock or issuing a bigger dividend to shareholders. (For example, last week Domino's Pizza announced a recap.) A recapitalization usually has little, if any, direct impact on associates or day-to-day operations.

5.   Why would we consider a sale of the company?
     We believe the company could be very attractive to potential buyers. We have a leading national brand; one of the strongest franchise systems in the industry; a steady, healthy cash flow; and, importantly, at all levels of the organization we have some of the industry's most successful, talented and results-driven associates.

6.   If Applebee's is sold, who might buy us?
     There are two types of potential buyers. First, there are "strategic" buyers. These are other operating companies that might want to purchase a new restaurant concept. The second type of buyer is a private equity group that wants to invest in a business with strong growth potential. These types of buyers, sometimes called "financial sponsors," can take a public company, like Applebee's, private through a leveraged buy-out (LBO). Nearly all of the restaurant companies that have been sold in the past couple of years have been sold to financial sponsors (for example, Outback, Ruth's Chris and Dunkin Donuts).

                                       2.

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7.   If we're sold, will we still be a public company?
     It depends. If another restaurant company buys us and that company is a publicly-traded company, then we would be part of a public company. If a private restaurant company buys us, or if a private equity group purchases the company, then the answer is "no." But, let's remember two things:
     First, it's too early to speculate on whether a sale might happen. The Board may choose another option like a recapitalization or something else. The Board also could decide to take no action. Secondly, there are benefits and drawbacks to both - to being a publicly-traded company or being a privately-owned company. So here's the real bottom line: whether we are sold or not sold, public or private, recap or no recap, we must stay focused on executing our operational plan and we must deliver results.

8.   Will some of the company markets be sold?
     As previously stated, we are evaluating all options and no decisions have been made yet. But we can tell you that we strongly believe that, as a franchisor, we should own and operate restaurants. It gives us the ability to test new food and new ideas in our markets; it gives us credibility with our franchisees, and it allows us to lead by example. Company-owned restaurants also provide us with a revenue stream to support our $4.7 billion brand. As we have demonstrated in the past, if we believe that a market can be more effectively operated by one of our franchisees, then selling could be a positive move for the company, for the franchisee and for the associates in that market.

9.   How soon will we know more?
     Is there a typical timetable for these events? There's really no established timeline for this type of process. We are committed to a thoughtful and thorough examination of our options to ensure we come to a good decision. Some of the other companies that have gone through a similar process have taken several months to announce anything, but no two processes are exactly the same. It could be more time, or less time, before we can share additional information with you. But, as always, communicating with you, our associates, is one of our top priorities. We will let you know more as soon as we can.

10.  Does  this  have  anything to  do  with the  activist  shareholder, Breeden
     Partners?
     Management and the Board take seriously their responsibility to create value for all shareholders, while also ensuring the future growth and success of the company. As previously mentioned, much of the restaurant industry has been experiencing soft fundamentals for more than two years. As a result, numerous companies have announced various strategic alternatives, so this action is not unique to Applebee's, nor is it driven by any one shareholder. The management team and the Board had begun to think about steps that could enhance the value of our stock even before Breeden Partners announced its 5 percent ownership. We remain committed to giving thoughtful consideration to the views of all of our shareholders about our business and about our strategic alternatives.

11.  Does this announcement affect our plans for 2007?
     No. We are full-steam ahead on our 2007 plans. As we've talked about before, it is critical that we stay focused and deliver on our commitments to improve traffic and sales in 2007.

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     IMPORTANT INFORMATION Applebee's  International,  Inc. ("Applebee's") plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the proxy statement and other documents relating to the 2007 Annual Meeting when they become available, because they will contain important information. Security holders may obtain a free copy of the proxy statement and other documents (when available) that Applebee's files with the SEC at the SEC's web site at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Applebee's by directing a request to our Corporate Secretary, Applebee's International, Inc., 4551 West 107th Street, Overland Park, KS 66207.

     CERTAIN INFORMATION CONCERNING PARTICIPANTS Applebee's, its directors and named executive officers may be deemed to be participants in the solicitation of Applebee's security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Applebee's Annual Report on Form 10-K for the year ended December 25, 2005, and its proxy statement dated April 11, 2006, each of which is filed with the SEC. To the extent holders of Applebee's securities have changed from the amounts disclosed in the proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov.



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